Exhibit 10.60

CONFIDENTIALITY, NON-SOLICITATION and

NON-COMPETITION AGREEMENT

This CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into and effective as of September 10, 2018, by and between EQT Corporation, a Pennsylvania corporation (EQT Corporation and its subsidiary companies are hereinafter collectively referred to as the “Company”), and Kirk R. Oliver (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to procure the services of Employee, and Employee is willing to enter into employment with the Company, subject to the terms and subject to the conditions set forth below; and

WHEREAS, during the course of Employee’s employment with the Company, the Company will impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and

WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain certain confidentiality, non-competition and non-solicitation covenants from the Employee; and

WHEREAS, the Employee is willing to agree to these confidentiality, non-competition and non-solicitation covenants by entering into this Agreement, in exchange for the Company’s employment of Employee and the Company’s agreement to pay the severance benefits described in Section 3 below in the event that Employee’s employment with the Company is terminated in certain circumstances; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Restrictions on Competition and Solicitation.  While the Employee is employed by the Company and for a period of twenty-four (24) months after the date of Employee’s termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act in any capacity for any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company.  Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that Employee acquired or was privy to confidential information regarding such services, products or businesses.  Employee acknowledges that this restriction will prevent Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean: (i) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (ii) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iii) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (i) and (ii) above within the six (6) month period immediately preceding the end of the Employee’s employment with the Company provided that Employee had actual knowledge of the offer or decision to make an offer prior to Employee’s separation from the Company.  For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

Employee agrees that for a period of twenty-four (24) months following the termination of Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of thirty-six (36) months after the date of Employee’s termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

2.                                      Confidentiality of Information and Nondisclosure.  Employee acknowledges and agrees that his employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company.  Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee’s employment, he will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company.  Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.  Nothing in this Agreement prohibits Employee from:  (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures (including of confidential information) that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing trade secrets when the disclosure is solely for the purpose of:  (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (b) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (c) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal.  Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.

3.                                      Severance Benefit.  If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below) or if the Employee terminates his employment for Good Reason (as defined below), the Company shall provide Employee with the following:

(a)  A lump sum payment payable within 60 days following Employee’s termination date equal to twenty-four (24) months of Employee’s base salary in effect at the time of such termination, or immediately prior to the event that serves as the basis for termination for Good Reason;

(b)  A lump sum payment payable within 60 days following Employee’s termination date equal to two times the average annual incentive (bonus) payment earned by the Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan)

for the three (3) full years prior to Employee’s termination date; provided that if such termination of employment occurs prior to Employee having been employed by the Company for three full calendar years and through the determination and payment, if any, of the annual incentive for the third such year, then such average shall be calculated by including, for each partial calendar year of employment and each calendar year during which such individual was not employed by the Company, the greater of (i) the Employee’s actual award for such year, and (ii) the Employee’s target annual incentive (bonus) award at time of termination;

(c)  A lump sum payment payable within 60 days following Employee’s termination date equal to the product of (i) twelve (12) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage;

(d)  A lump sum payment payable within 60 days following Employee’s termination date equal to $200,000;

(e)  Subject to Section 13 of this Agreement, all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee under the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2014 LTIP”), the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2012 LTIP”), the EQT GP Services, LLC 2015 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2015 LTIP”), and any other long-term incentive plan of the Company (the 2014 LTIP, the 2012 LTIP, the 2015 LTIP and any other long-term incentive plan of the Company are, collectively, the “LTIPs”) shall immediately become vested and exercisable in full and/or all restrictions on such awards shall lapse (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program); and

(f)  Subject to Section 13 of this Agreement, all performance-based equity awards granted to Employee by the Company under the LTIPs shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period as if Employee’s employment had not been terminated (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program).

The payments provided under this Section 3 shall be subject to applicable tax and payroll withholdings, and shall be in lieu of any payments and/or benefits to which the Employee would otherwise be entitled under the EQT Corporation Severance Pay Plan (as amended from time to time).  The Company’s obligation to provide the payments and benefits under this Section 3 shall be contingent upon the following:

(a)  Employee’s execution of a release of claims in a form acceptable to the Company; and

(b)  Employee’s compliance with his obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2 (the “Restrictive Covenants”).

Solely for purposes of this Agreement, “Cause” as a reason for the Employee’s termination of employment shall mean: (i) Employee’s conviction of a felony, a crime of moral turpitude or fraud or Employee having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) Employee’s willful and repeated failures to substantially perform assigned duties; or (iii) Employee’s violation of any provision of a written employment-related agreement between Employee and the Company or express significant policies of the Company.  If the Company terminates Employee’s employment for Cause, the Company shall give Employee written notice setting forth the reason for his termination not later than 30 days after such termination.

Solely for purposes of this Agreement, “Good Reason” shall mean Employee’s resignation within 90 days after: (i) a reduction in Employee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Employee’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in Employee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Employee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.  A termination by Employee shall not constitute termination for Good Reason unless Employee first delivers to the General Counsel of the Company written notice: (i) stating that Employee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event).  The Company shall have a reasonable period of time (not less than 30 days after receipt of Employee’s written notice that Employee is resigning for Good Reason) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Employee.  Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

4.                                      Severability and Modification of Covenants.  Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant.  If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

5.                                      Reasonable and Necessary Agreement.  The Employee acknowledges and agrees that:  (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.

6.                                      Injunctive Relief and Attorneys’ Fees.  The Employee stipulates and agrees that any breach of the Restrictive Covenants by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Company shall have the right, without the need to post bond or prove actual damages, to obtain such preliminary, temporary or permanent injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the Restrictive Covenants.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, the duration of any violation of Section 1 shall be added to the applicable restricted period specified in Section 1.  Employee understands and agrees that, if the parties become involved in a lawsuit regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants.  The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction arising out of the employment relationship.

7.                                      Binding Agreement.  This Agreement (including the Restrictive Covenants) shall be binding upon and inure to the benefit of the successors and assigns of the Company.

8.                                      Employment at Will.  Employee shall be employed at-will and for no definite term.  This means that either party may terminate the employment relationship at any time for any or no reason.

9.                                      Applicable Law; Exclusive Forum Selection; Consent to Jurisdiction.  The Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.  Except to the extent that a dispute is required to be submitted to arbitration as set forth in Section 10 below, Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state courts of Allegheny County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, Pittsburgh Division.  With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

10.                               Agreement to Arbitrate.  Employee and the Company agree that any controversy, claim, or dispute between Employee and the Company arising out of or relating to this Agreement or the breach thereof, or arising out of any matter relating to the Employee’s employment with the Company or the termination thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitration shall be governed by the Federal Arbitration Act, shall be held in Pittsburgh, Pennsylvania, and shall be conducted before a panel of three (3) arbitrators (the “Arbitration Panel”).  The Company and Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”), and the AAA shall select a third arbitrator from the Commercial Panel.  The Arbitration Panel shall render a reasoned opinion in writing in support of its decision.  Any award rendered by the Arbitration Panel shall be final, binding, and confidential as between the parties.

Notwithstanding this agreement to arbitrate, in the event that Employee breaches or threatens to breach any of Employee’s obligations under the Restrictive Covenants, the Company shall have the right to file an action in one of the courts specified in Section 9 above seeking temporary, preliminary or permanent injunctive relief to enforce Employee’s obligations under the Restrictive Covenants.

11.                               Notification of Subsequent Employment.  Employee shall upon termination of his employment with the Company, as soon as practicable and for the length of the non-competition period described in Section 1 above, notify the Company:  (i) of the name, address and nature of the business of his new employer; (ii) if self-employed, of the name, address and nature of his new business; (iii) that he/she has not yet secured new employment; and (iv) each time his employment status changes.  In addition, Employee shall notify any prospective employer that this Agreement exists and shall provide a copy of this Agreement to the prospective employer prior to beginning employment with that prospective employer.  Any notice provided under this Section (or otherwise under this Agreement) shall be in writing directed to the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222-3111.

12.                               Mandatory Reduction of Payments in Certain Events.

(a)                                 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to the Employee, a calculation shall be made comparing (i) the net after-tax benefit to the Employee of the Payments after payment by the Employee of the Excise Tax, to (ii) the net after-tax benefit to the Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 12(b) below).  For purposes of this Section 12, present value shall be determined in accordance with Section

280G(d)(4) of the Code.  For purposes of this Section 12, the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)                                 All determinations required to be made under this Section 12, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Employee was entitled to, but did not receive pursuant to Section 12(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)                                  In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 12 shall be of no further force or effect.

13.                               Internal Revenue Code Section 409A.

(a)                                 General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b)                                 Separation from Service.  For purposes of the Agreement, the term “termination,” when used in the context of a condition to, or the timing of, a payment hereunder, shall be interpreted to mean a “separation from service” as such term is used in Section 409A of the Code.

(c)                                  Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within thirty (30) days after Employee’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)                                 Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.  In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

14.                               Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements (with the exception of the Offer of Employment Letter dated September 4, 2018) and understandings, oral or written.  This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

EQT CORPORATION		EMPLOYEE

By:	/s/ Charlene Petrelli	/s/ Kirk R. Oliver

Name:	Charlene Petrelli	Kirk R. Oliver

Title:	Vice President and Chief Human Resources Officer